Exhibit 5.1

September 20, 2007

InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA 94005

Re:	Registration Statement No. 333-139713 on Form S-3; 4,025,000 shares of Common Stock, par value $0.001 per share.
Ladies and Gentlemen:
     We have acted as special counsel to InterMune, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 4,025,000 shares of common stock, $0.001 par value per share (the “Shares”), and associated rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of July 17, 2001 between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S—3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2007 (File No. 333—139713) (the “Registration Statement”), a base prospectus dated January 22, 2007 (the “Base Prospectus”) and a preliminary prospectus supplement dated September 18, 2007 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”), and the Base Prospectus and a prospectus supplement dated September 20, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares and associated Rights has been duly authorized by all necessary corporate action of the Company and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of

InterMune, Inc.
September 20, 2007

the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Company’s Form 8-K, and the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement, the Preliminary Prospectus and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K and to the reference to our firm in the Prospectus Supplement and Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP